Exhibit 10.4

LANGER, INC.

2005 STOCK INCENTIVE PLAN

RESTRICTED STOCK AWARD AGREEMENT

AGREEMENT (the “Agreement”) made as of this 8th day of November, 2005, by and between Langer, Inc., a Delaware corporation, having its principal office at 450 Commack Road, Deer Park, New York 11729-4510 (the “Company”), and Kanders & Company, Inc., a Delaware corporation having offices at One Landmark Square, Stamford, Connecticut 06901 (the “Consultant”).  Capitalized terms not defined herein shall have the meanings ascribed to them in the Company’s 2005 Stock Incentive Plan.

WHEREAS, the Company has heretofore adopted the Langer, Inc. 2005 Stock Incentive Plan (the “Plan”) for the benefit of certain employees, officers, directors, consultants, independent contractors and advisors of the Company or Subsidiaries of the Company, which Plan has been approved by the Company’s stockholders;

WHEREAS, the Board of Directors of the Company approved a restricted stock grant to the Consultant on the terms set forth below, provided Warren B. Kanders, the sole stockholder of the Consultant, continued to serve as the Chairman of the Board of the Company through September 1, 2005; and

WHEREAS, the Company believes it to be in the best interest of the Company to grant the restricted stock award hereinafter set forth;

NOW, THEREFORE, the parties agree as follows:

1.                                      Stock Grant.  Subject to the provisions hereinafter set forth and the terms and conditions of the Plan, the Company hereby grants to the Consultant, as of September 1, 2005 (the “Grant Date”), a restricted stock grant, subject to the vesting schedule set forth below, of up to an aggregate of 100,000 shares (the “Restricted Shares”) of common stock of the Company, par value  $0.02 per share (the “Common Stock”), such number being subject to adjustment as provided in the Plan. As more fully described below, the Restricted Shares granted hereby are subject to forfeiture by the Consultant if certain criteria are not satisfied.

2.                                      Vesting.

(a)                                  The Restricted Shares shall vest and be deemed earned and become nonforfeitable on November 12, 2007, provided that Mr. Warren B. Kanders is then serving as a director of the Company;  provided, however, that all of the Restricted Shares shall immediately vest and become nonforfeitable if and when (i) the consulting agreement dated November 12, 2004 between the Company and the Consultant (the “Consulting Agreement”) is terminated by the Company without cause (as such term is used in the Consulting Agreement), or (ii) Mr. Warren B. Kanders dies, or (iii) a Change-of-Control Event occurs. For purposes of this Agreement, “Change-of-Control Event” means the occurrence of any one or more of the following events:  (i) there shall have been a change in a majority of the Board of Directors of the Company within twelve (12) month period, unless the appointment of a director or the nomination for election

450 Commack Road, Deer Park, New York 11729-4510 Tel: (631) 667-1200, Fax: (631) 254-2320

by the Company’s stockholders of each new director was approved by the vote of a majority of the directors then still in office who were in office at the beginning of such twelve (12) month period, or (ii) the Company shall have been sold by either (A) a sale of all or substantially all its assets, or (B) a merger or consolidation, other than any merger or consolidation pursuant to which the Company acquires another entity, or (C) a tender offer, whether solicited or unsolicited.

(b)                                 Notwithstanding the vesting schedule set forth herein, such vesting schedule may be accelerated by the Board of Directors or the Compensation Committee of the Board of Directors (the “Committee”) in their sole decision.

(c)                                  On the vesting date the Restricted Shares shall be issued to the Consultant in accordance with the Plan and this Agreement, including Section 3 below.

(d)                                 Nothing in the Plan or this Agreement amends the terms of the Consulting Agreement, nor shall this Agreement confer on Consultant any right to continue the Consulting Agreement  or other relationship with the Company or any subsidiary of the Company, or limit in any way the right of the Company or any Affiliate of the Company or Subsidiary of the Company to terminate the Consulting Agreement in accordance with its terms or terminate any other relationship with the Consultant at any time, with or without cause.

(f)                                    Tax Consequences.  Consultant understands that Consultant may suffer adverse tax consequences as a result of the grant, vesting or disposition of the Restricted Shares.  Consultant represents that Consultant has consulted with its own independent tax consultant(s) as Consultant deems advisable in connection with the grant, vesting or disposition of the Restricted Shares and that Consultant is not relying on the Company for any tax advice.

3.                                      Issuance and Withholding.

                                                                                                (a)                                  Upon vesting, the Company shall issue the earned Restricted Shares registered in the name of Consultant, Consultant’s authorized assignee, or Consultant’s legal representative, and shall deliver certificates representing the Restricted Shares.

                                                                                                (b)                                 Subject to Section 16 below, prior to the issuance of the Restricted Shares, Consultant must pay or provide for any applicable federal or state withholding obligations of the Company.

4.                                      Compliance With Laws and Regulations.  The issuance and transfer of Restricted Shares shall be subject to compliance by the Company and Consultant with all applicable requirements of federal and state securities laws and with all applicable requirements of any stock exchange or quotation system on which the Company’s Common Stock may be listed at the time of such issuance or transfer

5.                                      Non-transferability. Until the Restricted Shares shall be vested and issued and until the satisfaction of any and all other conditions specified herein, the Restricted Shares may not be sold, transferred, assigned, pledged or otherwise encumbered or disposed of by the Consultant, other than by will or by the laws of descent and distribution, except upon the written consent of the Company and, in any case, in compliance with the terms and conditions of this Agreement.  The terms of this restricted stock grant shall be binding upon the executors, administrators, successors and assigns of Consultant.

6.                                      Privileges of Stock Ownership.  Consultant shall not have any of the rights of a stockholder with respect to any Restricted Shares until the Restricted Shares are issued to Consultant.

7.                                      Interpretation.  Any dispute regarding the interpretation of this Agreement shall be submitted by Consultant or the Company to the Committee for review.  The resolution of such a dispute by the Committee shall be final and binding on the Company and Consultant.

8.                                      Entire Agreement.  The Plan is incorporated herein by reference.  This Agreement and the Plan constitute the entire agreement and understanding of the parties hereto with respect to the subject matter hereof and supersede all prior understandings and agreements with respect to such subject matter.

9.                                      Notices.  Any notice required to be given or delivered to the Company under the terms of this Agreement shall be in writing and addressed to the Corporate Secretary of the Company at its principal corporate offices.  Any notice required to be given or delivered to Consultant shall be in writing and addressed to Consultant at the address indicated above or to such other address as such party may designate in writing from time to time to the Company.  All notices shall be deemed to have been given or delivered upon: personal delivery; three (3) days after deposit in the United States mail by certified or registered mail (return receipt requested); one (1) business day after deposit with any return receipt express courier (prepaid); or one (1) business day after transmission by facsimile.

10.                               Successors and Assigns.  The Company may assign any of its rights under this Agreement.  This Agreement shall be binding upon and inure to the benefit of the successors and assigns of the Company.  Subject to the restrictions on transfer set forth herein, this Agreement shall be binding upon Consultant and Consultant’s heirs, executors, administrators, legal representatives, successors and assigns.

11.                               Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, applicable to agreements made and to be performed entirely within such state, other than conflict of laws principles thereof directing the application of any law other than that of Delaware.

12.                               Acceptance.  Consultant hereby acknowledges receipt of a copy of the Plan and this Agreement.  Consultant has read and understands the terms and provisions thereof, and accepts this restricted stock grant subject to all the terms and conditions of the Plan and this Agreement.  Consultant acknowledges that there maybe adverse tax consequences upon the grant or the vesting of this restricted stock grant, issuance or disposition of the Restricted Shares and that the Company has advised Consultant to consult a tax advisor regarding the tax consequences of the grant, vesting, issuance or disposition.

13.                               Covenants of the Consultant  The Consultant agrees (and for any proper successor hereby agrees) upon the request of the Committee, to execute and deliver a certificate, in form reasonably satisfactory to the Committee, regarding applicable Federal and state securities law matters.

14.                               Obligations of the Company

                                                                                                (a)                                  Notwithstanding anything to the contrary contained herein, neither the Company nor its transfer agent shall be required to issue any fraction of a share of Common Stock, and the Company shall issue the largest number of whole Restricted Shares of Common Stock to which Consultant is entitled and shall return to the Consultant the amount of any unissued fractional share in cash.

                                                                                                (b)                                 The Company may endorse such legend or legends upon the certificates for Restricted Shares issued to the Consultant pursuant to the Plan and may issue such “stop transfer” instructions to its transfer agent in respect of such Restricted Shares as, in its discretion, it determines to be necessary or appropriate to: (i) prevent a violation of, or to perfect an exemption from, the registration requirements of the Securities Act; or  (ii) implement the provisions of the Plan and any agreement between the Company and the Consultant or grantee with respect to such Restricted Shares.

                                                                                                (c)                                  The Company shall pay all issue or transfer taxes with respect to the issuance or transfer of Restricted Shares to Consultant, as well as all fees and expenses necessarily incurred by the Company in connection with such issuance or transfer.

 (d)                              All Restricted Shares issued following vesting shall be fully paid and non-assessable to the extent permitted by law.

15.                               No Section 83(b) Election.  Consultant shall not file an election with the Internal Revenue Service under Section 83(b).

16.                               Withholding Taxes. The Consultant acknowledges that the Company is not responsible for the tax consequences to the Consultant of the granting, vesting or issuance of the Restricted Shares, and that it is the responsibility of the Consultant to consult with the Consultant’s personal tax advisor regarding all matters with respect to the tax consequences of the granting, vesting and issuance of the Restricted Shares. The Company shall have the right to deduct from the Restricted Shares or any payment to be made with respect to the Restricted Shares any amount that federal, state, local or foreign tax law requires to be withheld with respect to the Restricted Shares or any such payment. Alternatively, the Company may require that the Consultant, prior to or simultaneously with the Company incurring any obligation to withhold any such amount, pay such amount to the Company in cash or in shares of the Company’s Common Stock (including shares of Common Stock retained from the restricted stock grant creating the tax obligation), which shall be valued at the Fair Market Value of such shares on the date of such payment. In any case where it is determined that taxes are required to be withheld in connection with the issuance, transfer or delivery of the shares, the Company may reduce the number of shares so issued, transferred or delivered by such number of shares as the Company may deem appropriate to comply with such withholding. The Company may also impose such conditions on the payment of any withholding obligations as may be required to satisfy applicable regulatory requirements under the Exchange Act, if any.

17.                               Miscellaneous

                                                                                                (a)                                  If the Consultant loses this Agreement representing the restricted stock grant granted hereunder, or if this Agreement is stolen, damaged or destroyed, the Company shall, subject to such reasonable terms as to indemnity as the Committee, in its sole discretion shall require, replace the Agreement.

                                                                                            (b)                                 This Agreement cannot be amended, supplemented or changed, and no provision hereof can be waived, except by a written instrument making specific reference to this Agreement and signed by the party against whom enforcement of any such amendment, supplement, modification or waiver is sought. A waiver of any right derived hereunder by the Consultant shall not be deemed a waiver of any other right derived hereunder.

                                                                                              (c)                                  This Agreement may be executed in any number of counterparts, but all counterparts will together constitute but one agreement.

                                                                                                (d)                                 In the event of a conflict between the terms and conditions of this Agreement and the Plan, the terms and conditions of the Plan shall govern.  All capitalized terms used herein but not defined shall have the meanings given to such terms in the Plan.

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed in duplicate by its duly authorized representative and Consultant has executed this Agreement in duplicate as of the date first above written.

LANGER, INC.

By:
Name:
Title:

KANDERS & COMPANY, INC.

By:
Warren B. Kanders, President